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                                                                     EXHIBIT 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                                AOA CAPITAL CORP

         The undersigned incorporator, being a natural person of full age, for the purpose of forming a corporation under Minnesota Statutes, Chapter 302A, hereby adopts the following Articles of Incorporation:

                                    ARTICLE I
                                      Name

                 The name of the corporation is AOA Capital Corp

                                   ARTICLE II
                                Registered Office

         The registered office of this corporation is located at 90 South 7th Street, Suite 5500, Minneapolis, MN 55402.

                                   ARTICLE III
                                  Incorporator

         The name and address of the incorporator is:

                       Name                  Mailing Address
                       ----                  ---------------

                       Robert T. York        90 South 7th Street
                                             Suite 5500
                                             Minneapolis, MN 55402

                                   ARTICLE IV
                                     Capital

         The aggregate number of shares of common stock which this corporation shall have the authority to issue is 1,000,000 of which 800,000 shares of the par value of $.001 each are to be of a class designated "Preferred Stock" and 200,000 shares of the par value of $.001 each are to be of a class designated "Common Stock".

                                    ARTICLE V
                               Classes and Series

         The Preferred Stock may be issued from time to time in one ore more series of any number of shares, provided that the aggregate number of shares issued and not canceled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized. Each series of Preferred Stock shall be distinctively designated by letter or descriptive words or both.

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         Authority is hereby vested in the Board of Directors from time to time to issue the Preferred Stock of any series, and in connection with the creation of each such series to fix by resolution or resolutions providing for the issue of shares thereof the voting powers, if any, the designations, preference and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such series to the full extent now or hereafter permitted by these Articles of Incorporation and the laws of the State of Minnesota, in respect of the matters set forth in the following paragraphs (a) to (e), inclusive:

         (a) the liquidation value to which each share shall be entitled and the preference, if any, in relation to any other series or class of securities of the corporation;

         (b) whether such shares shall be convertible into Common Stock and, if so, the ratio conversion expressed in whole and/or fractional shares of Common Stock, together with terms and conditions relating to conversion;

         (c) the number of votes, if any, to which each share shall be entitled;

         (d) whether such shares may be called in and retired or be otherwise subject to redemption (including redemption through the operation of a sinking fund, purchase fund or retirement fund) and, if so, the terms and conditions thereof; and

         (e) the dividend, if any, for such shares, stated in an amount per share, together with terms and conditions relating to the declaration and payment of such dividend and the preference, if any, in relation to any other series or class of securities of the corporation.

         In addition to the foregoing, the Board of Directors may in its discretion assign such stock in connection with each issue thereof under other terms, conditions, restrictions, limitations, rights and privileges as it may deem appropriate.

         Subject to dividend rights of holders of Preferred Stock, the holders of Common Stock shall be entitled to receive such dividends as from time to time may be declared by the Board of Directors. The holders of Common Stock shall be entitled to one vote per share of Common Stock.

         Subject to the provisions of these Articles of Incorporation and except as otherwise provided by law, the shares of stock of the corporation, regardless of class, may be issued for such consideration and for such corporate purpose as the Board of Directors may from time to time determine.

                                   ARTICLE VI
                         Written Action Without Meeting

         Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting by written action signed by a majority of the Board of Directors then in office, except as to those matters which require shareholder approval, in which case the written action shall be signed by all members of the Board of Directors then in office.

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                                   ARTICLE VII
                            Cumulative Voting Denied

         No shareholder of this corporation shall be entitled to any cumulative voting rights.

                                  ARTICLE VIII
                            Pre-Emptive Rights Denied

         No shareholder of this corporation shall have any preferential, pre-emptive, or other rights of subscription to any shares of any class or series of stock of this corporation allotted or sold or to be allotted or sold and now or hereafter authorized, or to any obligations or securities convertible into any class or series of stock of this corporation, nor any right of subscription to any part thereof as provided under Minnesota Statutes, Chapter 302A.

         IN WITNESS WHEREOF, the incorporator has executed these Articles of Incorporation this 3rd day of May, 1999.

                                                  INCORPORATOR:


                                                  /s/ Robert T. York
                                                  ------------------
                                                  Robert T. York

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